This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
Dual Directional Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Dual Directional Contingent Buffered Equity Notes Linked to the
 Euro Stoxx 50 Index due August 31, 2016
The notes are designed for investors who seek a capped, unleveraged return equal to any appreciation (with a Maximum Upside Return of 23.85%), or a capped, unleveraged return equal to the absolute value of any depreciation (up to the
 Knock -Out Buffer Amount of 23.85%), of the EURO STOXX 50[R] Index at maturity.
 The notes are also designed for investors who anticipate that the closing level of the Index on each day during the Monitoring Period and the Ending Index
 Level will not be less than the Initial Index Level by more than the Knock -Out
 Buffer Amount.

Trade Details/Characteristics
Underlying                       Euro Stoxx 50 Index
Currency                         USD
Maximum Upside Return            23.85%
Monitoring Period                The period from but excluding the Pricing Date to but excluding the first Ending Averaging
                                 Date
Maximum Potential Loss           100.00%
Payment at Maturity              If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum
                                 Upside Return. Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 +($1,000 x Index Return), subject to the Maximum Upside Return
                                 If the Ending Index Level is equal to the Initial Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.
                                 If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the
                                 Absolute Index Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 + ($1,000 x Absolute Index Return)
                                 Because a Knock-Out Event will occur if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount of
                                 23.85%, your maximum payment at maturity if the Index Return is negative, which we refer to as the maximum downside payment, is $1,238.50 per $1,000 principal amount note.
                                 If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has occurred, you will lose
                                 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index
                                 Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 + ($1,000 x Index Return)
                                 If a Knock-Out Event has occurred and the Ending Index Level is less than the Initial Index Level, you will lose some or all of your principal amount at maturity.
                                 A Knock-Out Event occurs if the closing level of the Index on any day during the Monitoring
Knock-Out Event                  Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-
                                 Out Buffer Amount.
Index Return:                    (Ending Index Level - Initial Index Level)/Initial Index Level
Absolute Index Return:           The absolute value of the Index Return. For example, if the Index Return is -5%, the Absolute
                                 Index Return wil equal 5%.
Initial Index Level              The closing level of the Index on the pricing date
Ending Index Level:              The arithmetic average of the closing levels of the Index on each of the five Ending Averaging
                                 Dates
                                 August 22, 2016, August 23, 2016, August 24, 2016, August 25, 2016, and August 26, 2016 (the "Final
Ending Averaging Dates:          Ending Averaging Date")
Maturity Date:                   August 31, 2016
Preliminary Termsheet
 http://www.sec.gov/Archives/edgar/data/19617/000089109215001528/e62958fwp.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations

[]  The  risks  identified  below  are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]  Your  investment  in  the  notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase and

[]  Your  maximum  gain on the notes is limited by the maximum upside return and the Knock -Out Buffer ammount.

[]  JP  Morgan  Chase  and  Co.  and  its  affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and  hedging  JPMorgan  Chase  and  Co.'s  obligations  under  the  notes. Their interests may be adverse to your interests.

[]  JPMS's  estimated value does not represent the future value of the notes and may differ from others' estimates.

[]  JPMS's  estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.

[]  The  value  of the notes as published by JPMS may be higher than JPMS's then
-current estimated value of the notes for a limited time.

[] No interest payments and no ownership or dividend rights in stocks comprising the Index.

[]  Lack  of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do

[]  Even if there is a secondary market, it may not provide enough liquidity for you to trade or sell the note easily.

[]  Secondary market prices of the notes will likely be lower than the price you paid  for  the  notes  and  will  be impacted by a number of economic and market factors.

[] The benefit provided by the Knock -Out Buffer Amount may terminate on any day during the monitering period or on the final ending averaging date.

[] Risks related to non -U.S. issuers of equity securities.

[] No direct exposure to fluctuations in foreign exchange rates.

                          Hypothetical Payout For CBEN

Example 1 : The level of the Index increases from the Initial Index Level of
 3,500 to an Ending Index Level of 3,675. The investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

                        $1,000 + ($1,000 x 5%) = $1,050

Example 2 : A Knock-Out Event has not occurred, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of
 3,325. The investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

                        $1,000 + ($1,000 x 5%) = $1,050

Example 3 : The level of the Index increases from the Initial Index Level of
 3,500 to an Ending Index Level of 4,900. The investor receives a payment at maturity of $1,238.50 per $1,000 principal amount note, the maximum upside payment, calculated as follows:

                     $1,000 + ($1,000 x 23.85%) = $1,238.50

Example 4 : A Knock-Out Event has occurred, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of 3,150. The
 investor receives a payment at maturity of $900 per $1,000 principal amount note,calculated as follows:

                        $1,000 + ($1,000 x -10%) = $900

Example 5 :A Knock-Out Event has not occurred during the Monitoring Period, and the level of the Index decreases from the Initial Index Level of 3,500 to an
 Ending Index Level of 1,750. The investor receives a payment at maturity of
 $500 per $1,000 principal amount note calculated as follows:

                        $1,000 + ($1,000 x -50%) = $500

The  hypothetical  returns  and  hypothetical  payments on the notes shown above apply  only  if you hold the notes for their entire term. These hypotheticals do not  reflect  fees  or  expenses  that  would be associated with any sale in the secondary  market.  If  these  fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Ending Index Level       Index Return    Absolute Index Return                                   Total Return
                                                                 Knock-Out Event Has Not         Knock-Out Event Has Occurred (2)
                                                                 Occurred (1)
5,250.00                 50.00%          50.00%                  23.85%                          23.85%
4,900.00                 40.00%          40.00%                  23.85%                          23.85%
4,550.00                 30.00%          30.00%                  23.85%                          23.85%
4,334.75                 23.85%          23.85%                  23.85%                          23.85%
4,200.00                 20.00%          20.00%                  20.00%                          20.00%
3,850.00                 10.00%          10.00%                  10.00%                          10.00%
3,535.00                 1.00%           1.00%                   1.00%                           1.00%
3,500.00                 0.00%           0.00%                   0.00%                           0.00%
3,325.00                 -5.00%          5.00%                   5.00%                           -5.00%
2,800.00                 20.00%          20.00%                  20.00%                          -20.00%
2,665.25                 -23.85%         23.85%                  23.85%                          -23.85%
2,664.90                 -23.86%         N/A                     N/A                             -23.86%
2,450.00                 -30.00%         N/A                     N/A                             -30.00%
2,100.00                 -40.00%         N/A                     N/A                             -40.00%
350.00                   -90.00%         N/A                     N/A                             -90.00%

The  table  above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a  percentage,  that  results from comparing the payment at maturity per $ 1,000 principal amount note to $ 1,000.

(1)  The  closing  level  of the Index is greater than or equal to 76.15% of the
Initial  Index  Level  on  each  day during the Monitoring Period and the Ending
Index Level is greater than or equal to 76.15% of the Initial Index Level.

(2)  The  closing  level  of  the Index is less than 76.15% of the Initial Index
Level on at least one day during the Monitoring Period or the Ending Index Level is less than 76.15% of the Initial Index Level.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a  prospectus)  with  the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the  other  documents relating to this offering that JPMorgan Chase and Co.
has  filed  with  the SEC for more complete information about JPMorgan Chase and
Co.  and  this  offering.  You  may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any  agent or any dealer participating in the this offering will arrange to send you  the  prospectus,  the prospectus supplement as well as any relevant product supplement,  underlying  supplement  and term sheet if you so request by calling toll-free 866 -535 -9248.

IRS  Circular  230  Disclosure: JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors. The products described herein should generally be held to maturity as early  unwinds  could result in lower than anticipated returns. This information is  not  intended  to  provide  and  should  not  be  relied  upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Filed pursuant to Rule 433
Registration Statement No: 333 -199966
Dated:February 25, 2015